Exhibit 10.9

Radiant Logistics, Inc.

2012 Stock Option and Performance Award Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

Radiant Logistics, Inc., a Delaware corporation (the “Corporation”), pursuant to the terms of its 2012 Stock Option and Performance Award Plan (the “Plan”) and the Restricted Stock Unit Award attached to this Restricted Stock Unit Award Agreement, hereby grants to the individual named below the right to receive the number of shares of the Corporation’s Common Stock on a deferred basis, also as is set forth below. The terms of this Restricted Stock Unit Award Agreement are subject to all of the provisions of the Plan and the attached Restricted Stock Unit Award, with such provisions being incorporated herein by reference.

1.	Date of Grant:	_____________________

2.	Name of Employee:	_____________________

3.	Number of Units:	_____________________ (each Unit representing one share of Common Stock)

4.	Vesting of Restricted Stock Units:

Vesting Date	No. of Units Vested

5.	Date(s) or Event(s) of Distribution of Underlying shares of Common Stock:____________________

The Employee acknowledges receipt of, and understands and agrees to be bound by all of the terms of, this Restricted Stock Unit Award Agreement and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Employee and the Corporation regarding the subject matter contained herein.

Radiant Logistics, Inc.	Employee:

By:
Title: Date:	Date:

RESTRICTED STOCK UNIT AWARD

THIS AGREEMENT made as of the grant date set forth in Section 1 of the Restricted Stock Unit Award Agreement to which this Agreement is attached (the “Date of Grant”) between Radiant Logistics, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), and the individual identified in Section 2 of the Restricted Stock Unit Award Agreement to which this Agreement is attached (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Corporation has adopted the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan (the “Plan”), providing for the grant of the right to receive shares of Common Stock of the Corporation (the “Stock”) by Employees of the Corporation on a deferred basis; and

WHEREAS, the Plan’s administrative committee (the “Committee”) has authorized the grant of Restricted Stock Units to the Employee on the date of this Agreement, thereby allowing the Employee to acquire a proprietary interest in the Corporation in order that the Employee will have a further incentive for remaining with and increasing his or her efforts on behalf of the Corporation; and

WHEREAS, this Agreement is prepared in conjunction with and under the terms of the Plan, which are incorporated herein and made a part hereof by reference; and

WHEREAS, the Employee has accepted the grant of Restricted Stock Units and has agreed to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Grant of Award. The Corporation hereby grants to the Employee as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his services, an award of that number of Restricted Stock Units (as set forth in Item 3 of the attached Restricted Stock Unit Award Agreement) on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan. Each grant of Restricted Stock Units grants to the Employee the right to receive shares of Common Stock of the Corporation (at the rate of one share of Common Stock for each Restricted Stock Unit) pursuant to the schedule set forth in Item 5 of the attached Restricted Stock Unit Award Agreement (but only to the extent such Restricted Stock Units are then-vested, as set forth in Sections 3, 4 and 5, below).

2.         Restrictions on Restricted Stock Units. Except as otherwise provided in this Agreement, the restrictions on the Restricted Stock Units shall lapse in such amounts and upon such dates as set forth in Item 4 of the Restricted Stock Unit Award Agreement to which this Agreement is attached.

3.         Committee Discretion to Accelerate Vesting. The Committee may decide, in its absolute discretion, to accelerate the lapse of any restrictions on the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time. If so accelerated, such restrictions shall be considered to have lapsed as of the date specified by the Committee.

4.         Forfeiture.         As of the date of termination of the Employee’s employment with the Corporation [for any reason] [for any reason other than [death or disability]], the Restricted Stock Units as to which the restrictions described in Section 2, above, have not lapsed (either by satisfaction of such restrictions or by action of the Committee pursuant to the provisions of Section 3) shall thereupon be forfeited. [Furthermore, as of the date the restrictions set forth in Section 2, above, have not lapsed because the applicable performance goals established by the Committee were not met, the Restricted Stock Units with respect to which such restrictions have not lapsed because such performance goals were not met shall thereupon be forfeited.]

5.         Continuous Employment Required. The restrictions placed on the Restricted Stock Units, as described in Section 2 hereof, shall not lapse in accordance with any of the provisions of this Agreement unless the Employee shall have been continuously employed by the Corporation from the Date of Grant until the date such lapse occurs.

6.         Withholding of Taxes. Notwithstanding anything in this Agreement to the contrary, no certificate representing shares of Stock may be delivered to the Employee upon the deferred distribution date set forth in Item 5 of the attached Restricted Stock Unit Award Agreement unless and until the Employee shall have delivered to the Corporation the minimum statutorily required amount of any federal, state or local income or other taxes which the Corporation may be required by law to withhold with respect to such shares of Stock. Pursuant to such procedures as may be established by the Committee in its discretion, the Employee may elect to satisfy any such income tax withholding requirement by having the Corporation withhold shares of Stock otherwise deliverable to the Employee or by delivering to the Corporation previously acquired shares of Common Stock provided that the Committee, in its discretion, may disallow satisfaction of such withholding by the delivery or withholding of any shares of Common Stock.

7.         After the Death of the Employee. Any delivery of Stock to be made to the Employee under this Agreement shall, if the Employee is then deceased, be made to the Employee’s designated beneficiary, or if no such beneficiary survives the Employee, his estate. Any transferee must furnish the Corporation with (a) written notice of his status as transferee, and (b) evidence satisfactory to the Corporation to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8.         Reservation of Shares of Stock. The Corporation shall at all times during the term of this Agreement reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement. The shares of Common Stock deliverable to the Employee may be either previously authorized but unissued shares or issued shares which have been reaquired by the Corporation.

9.         No Rights of Stockholder. Neither the Employee nor any person claiming under or through the Employee shall be, or have any of the rights or privileges of, a stockholder of the Corporation in respect of any shares of Stock deliverable on a deferred basis hereunder unless and until certificates representing such shares of Stock shall have been issued, recorded on the records of the Corporation or its transfer agents or registrars, and delivered to the Employee.

10.       Registration. The Corporation shall, at any time, register or qualify the shares of Stock pursuant to the Securities Act of 1933, as amended.

11.       Approval of Counsel. The issuance and delivery of shares of Stock pursuant to the Plan shall be subject to approval by the Corporation’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

12.       Certificate Legend. In addition to any legends placed on the certificates pursuant to Section 13 of this Agreement, and until the restrictions on the shares of Stock shall have lapsed, each certificate representing the shares of Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan, and in a Restricted Stock Unit Award Agreement dated [DATE] and entered into by and between Radiant Logistics, Inc. and [NAME OF EMPLOYEE]. A copy of the Plan and such Restricted Stock Unit Award Agreement may be obtained from the General Counsel of Radiant Logistics, Inc.”

13.         Resale of Common Stock, Etc. The Common Stock issued hereunder shall bear the following (or similar) legend if required by counsel for the Corporation:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE FIRST BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

14.         Limitation of Action. The Employee and the Corporation each acknowledges that every right of action accruing to him or it, as the case may be, and arising out of or in connection with this Agreement against the Corporation, on the one hand, or against the Employee, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

15.         Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by recognized overnight carrier or by certified mail to the proper address. All notices to the Corporation or the Committee shall be addressed to them at 405 114th Avenue, SE, Third Floor, Bellevue, WA 98004 Attn: General Counsel. All notices to the Employee shall be addressed to the Employee or such other person or persons at the Employee’s address set forth in the Corporation’s records. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

16.         Benefits of Agreement. This Agreement shall inure to the benefit of the Corporation, the Employee and their respective heirs, executors, administrators, personal representatives, successors and assigns.

17.         Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

18.         Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law. In the event that either party is compelled to bring a claim related to this Agreement, to interpret or enforce the provisions of the Agreement, to recover damages as a result of a breach of the Agreement, or from any other cause (a “Claim”), such Claim must be processed in the manner set forth below:

(i)          THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement.

(ii)         The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph. Venue for any arbitration pursuant to this Agreement will lie in Seattle, Washington. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body. The Corporation shall pay the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law). Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The award of the arbitrator shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction thereof.

19.         Employment. Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Employee and the Corporation, (b) as a right of the Employee to be continued in the employ of the Corporation, or (c) as a limitation of the right of the Corporation to discharge the Employee at any time, with or without cause (subject to any applicable employment agreement).

20.         Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

21.         Incorporation of Terms of Plan. This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference.

BY WAY OF EXECUTION OF THE RESTRICTED STOCK UNIT AWARD AGREEMENT TO WHICH THIS AGREEMENT IS ATTACHED, the Corporation and the Employee (and each of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.

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